Exhibit 10.25

AMENDMENT TO

AMENDED AND RESTATED AGREEMENT FOR WHOLESALE FINANCING

(Amendment No. 6)

This Amendment to Amended and Restated Agreement for Wholesale Financing (“Amendment”) is made by and between GE Commercial Distribution Finance Corporation, a Delaware corporation, successor in interest to GE Commercial Distribution Finance Corporation, a Nevada corporation, f/k/a Deutsche Financial Services Corporation (“CDF”) and Featherlite, Inc. (“Dealer”).

WHEREAS, CDF and Dealer entered into that certain Amended and Restated Agreement for Wholesale Financing dated October 6, 1997, as amended (“Agreement”); and

WHEREAS, CDF and Dealer desire to amend the Agreement as provided herein.

FOR VALUE RECEIVED, the Agreement is amended to include the following provisions as if they were originally set forth therein:

1. Amendment/New Motor Coach Wholesale Credit Facility. Paragraph 1 of the Agreement is deleted and amended to read in its entirety as follows:

“1. New Motor Coach Wholesale Credit Facility. Subject to the terms of this Agreement, CDF will extend credit to Dealer for the purpose of financing completed motor coaches manufactured by Dealer (each a “New Motor Coach”) up to a maximum outstanding principal balance of Twelve Million Five Hundred Thousand Dollars ($12,500,000) or such greater or lesser amount as CDF may from time to time establish in its sole discretion (“Wholesale Facility”). The Wholesale Facility will be subject to the following terms:

1.1	Eligible Inventory/Advance Rates. Subject to the maximum amount of the Wholesale Facility, CDF will finance completed New Motor Coaches in an amount not to exceed ninety percent (90%) of the actual cost to manufacture said New Motor Coach, upon Dealer’s written request in form and substance satisfactory to CDF, and subject to CDF’s review and concurrence with such amount, less the amount of any deposit made by the prospective purchaser of a New Motor Coach financed by CDF.

1.2	Inspection/Documentation. Prior to funding a completed New Motor Coach, Dealer will provide documentation for the completed unit containing details of all equipment and options. Upon receipt of such documentation, CDF may arrange a physical inspection of the completed unit to verify completion. Upon CDF’s request, Dealer will permit CDF to review Dealer’s records to confirm the cost to manufacture New Motor Coaches. The manufacturer’s statement of origin for both the chassis and the completed unit must be delivered to CDF prior to funding to be retained until funding of the retail sale of the unit. Upon funding, CDF may remit the portion of the advance allocated to the cost of the chassis directly to the manufacturer of the chassis, provided that the manufacturer provides a written release of its lien in said chassis, or, if such amount is paid by Dealer, Dealer will provide evidence of payment of all amounts due to such manufacturer for such chassis and manufacturer’s written release of its lien in said chassis. CDF must have a first perfected security interest in each New Motor Coach financed, including the chassis, and all proceeds thereof.

1.3	Due in Full. The outstanding loan balance for each New Motor Coach financed by CDF will be due and payable in full 360 days after the documented date of completion of manufacture, unless payment is due sooner as provided in Section 10.

1.4	Statement of Transaction. The applicable financing terms will be set forth on the Statement of Transaction provided by CDF to Dealer for each New Motor Coach financed by CDF.”

2. Amendment/Used RV Inventory Revolving Credit Facility. Paragraph 2 of the Agreement is deleted and amended to read in its entirety as follows:

“2. Used RV Inventory and New Motor Coach Revolving Credit Facility. From time to time, CDF may provide Dealer with financing for Dealer’s inventory of Used RVs and certain New Motor Coaches on the following terms:

2.1	Used RV and New Motor Coach Inventory Revolving Credit Facility. CDF agrees to grant to Dealer a Used RV and New Motor Coach Inventory Revolving Credit Facility (“Revolving Credit Facility”) in an amount equal to the lesser of: (i) Twelve Million Five Hundred Thousand Dollars ($12,500,000) or such greater or lesser amount as CDF may from time to time establish in its sole discretion; and (ii) the aggregate Loan Value.

2.2	Interest. Dealer agrees to pay interest to CDF on the Daily Contract Balance of the Revolving Credit Facility at the Prime Rate per annum. Such interest will: (i) be computed based on a 360 day year; (ii) be calculated each day by multiplying the Daily Revolver Rate by the Daily Contract Balance; and (iii) accrue from the date that CDF makes an advance under the Revolving Credit Facility until CDF receives the full and final payment of the principal debt which Dealer owes to CDF, subject to any applicable default interest rate.

2.3	Loans. CDF will from time to time loan to Dealer, at Dealer’s request in a written borrowing base certificate together with supporting information, in form and substance satisfactory to CDF, such amount as CDF, in its sole discretion, may deem advisable (subject to the maximum amount of the Revolving Credit Facility), but in any event not more than the aggregate Loan Value of Dealer’s Used RVs and New Motor Coaches, to the extent CDF has a first priority, fully perfected security interest therein, that CDF deems, in its sole discretion, to be acceptable for financing. CDF may limit the number of requests for loans. Dealer represents and warrants that all Used RVs and New Motor Coaches to be financed by CDF are held in Dealer’s inventory, free and clear of all liens and encumbrances (other than the subordinated lien of U.S. Bank, National Association), in good physical and mechanical condition, and ready for ordinary retail sale.

2.4	Limitations.

2.4.1 Used RVs. Used RVs for which Dealer may request a loan must be the current model year or no more than ten (10) model years prior to the current model year, subject to the limitations of the Loan Value, in good physical and mechanical condition, and subject to CDF’s approval. Each Used RV for which the Dealer’s acquisition date is more than 720 days from the date of determination shall not be eligible for use in determining the aggregate Loan Value. CDF reserves the right to limit its advances with respect to any Used RV for which financing is requested and to limit the aggregate amount of advances made with respect to all Used RVs.

2.4.2 New Motor Coaches. New Motor Coaches for which Dealer may request a loan must be at least 361 days old and no more than 1080 days old, in each case as measured from the documented date of completion of manufacture. Each New Motor Coach for which the documented date of completion of manufacture is more than 1080 days from the date of determination shall not be eligible for use in determining the aggregate Loan Value. CDF reserves the right to limit its advances with respect to any New Motor Coach for which financing is requested and to limit the aggregate amount of advances made with respect to all New Motor Coaches.

2.5	Collateral Summary Report/Inventory Report. Each week Dealer shall provide CDF with a Collateral Summary Report. The Collateral Summary Report will contain information current as of the time period requested by CDF. The Collateral Summary Report will include: (i) a borrowing base certificate together with supporting information, in form and substance satisfactory to CDF; (ii) the sales prices of each new Motor Coach and Used RV sold by Dealer; (iii) an inventory report in form and substance reasonably satisfactory to CDF; and (iv) such other matters and information relating to the Used RVs and New Motor Coaches as CDF may from time to time request. CDF may request that Dealer provide the Collateral Summary Report on a more frequent basis, or CDF may reduce the frequency of such reporting.

2.6	Inspection Procedures. CDF may at any time conduct a physical inspection of all Used RVs and New Motor Coaches and the titles for such Used RVs and New Motor Coaches. Dealer grants CDF an irrevocable license to enter Dealer’s business locations during normal working hours without notice to Dealer to account for and inspect the Used RVs and New Motor Coaches and their respective titles and to determine the Applicable Valuation of the Used RVs and review Dealer’s records to confirm the cost to manufacture the New Motor Coaches. Dealer will maintain possession of the original of the bill of sale or other written evidence of the acquisition of each Used RV and the certificate of title showing the release of all liens noted thereon. For each New Motor Coach financed, Dealer will deliver to CDF the manufacturer’s statement of origin for both the chassis and the completed unit prior to funding.

2.7	Paydown. Regardless of the terms of the Revolving Credit Facility, if at any time the aggregate amount of outstanding loans under the Revolving Credit Facility exceeds the aggregate Loan Value of the Used RVs and New Motor Coaches, Dealer will immediately repay to CDF, as a reduction of Dealer’s outstanding loans under the Revolving Credit Facility, the difference between (i) such aggregate amount of outstanding loans under the Revolving Credit Facility, and

(ii) the aggregate Loan Value. Upon the effective date of termination of the Agreement, Dealer will immediately repay to CDF all amounts due under the Revolving Credit Facility.

2.8	Definitions. As used in this Agreement:

“Applicable Valuation” means:

(a) for any Used RV, the used wholesale value as provided in the most current edition of the N.A.D.A. Recreation Vehicle Appraisal Guide, excluding adjustments for the value of any added accessories, and if the Used RV is not listed in said guide, the estimated wholesale value of said Used RV, subject to CDF’s review and concurrence with such amount;

and

(b) for New Motor Coaches, the actual cost to manufacture said New Motor Coach, subject to CDF’s review and concurrence with such amount.

“Daily Contract Balance” means the amount of the outstanding principal debt which Dealer owes to CDF on the Revolving Credit Facility at the end of each day after CDF has credited the payments which it has received on the Revolving Credit Facility.

“Daily Revolver Rate” means the quotient of the applicable annual rate provided herein with respect to the Revolving Credit Facility divided by 360.

“Loan Value” means with respect to:

(a) each Used RV, the remainder of:

(i) seventy percent (70%) of the Applicable Valuation

minus

(ii) one and one-half of one percent (1.5%) of the Applicable Valuation on the 360th day after Dealer’s acquisition date and for each thirty (30) day period thereafter until the Used RV is no longer eligible for use in determining the aggregate Loan Value; and

(b) each New Motor Coach, the remainder of:

(i) seventy percent (70%) of the Applicable Valuation

minus

(ii) one and one-half of one percent (1.5%) of the Applicable Valuation on the 720th day after Dealer’s documented date of completion of manufacture and for each thirty (30) day period thereafter until the Used RV is no longer eligible for use in determining the aggregate Loan Value.

“Prime Rate” as used in this Agreement and on any Statement of Transaction means the highest Prime Rate published in the Money Rates column of the Wall Street Journal on the first business day of each month; provided, however, that at such times that the Prime Rate is less than six and one-half percent (6.5%), the Prime Rate applicable to Dealer’s financing programs will be one-fourth of one percent (0.25% or 25 basis points) higher than the Prime Rate.

“Used RV” means a recreational vehicle, including but not limited to, travel trailers, camping trailers, motorhomes, mini motorhomes, truck campers and van conversions, which has been (i) previously sold at retail, or (ii) registered or titled in any state with the appropriate state authorities in accordance with applicable state laws.”

3. Amendment/Financial Covenants. Paragraph 13.1 of the Agreement is deleted and amended to read in its entirety as follows:

“13.1 Financial Covenants.

(i) Minimum Consolidated Fixed Charge Coverage Ratio. Dealer will have a Consolidated Fixed Charge Coverage Ratio of at least 1.0 to 1.0 as of the end of each quarter for the year-to-date period then ended, commencing with the fiscal quarter ending September 30, 2004.

(ii) Maximum Consolidated Total Liabilities to Consolidated Tangible Net Worth Ratio. Dealer will have a ratio of (A) Consolidated Total Liabilities to (B) Consolidated Tangible Net Worth of not more than 4.25 to 1.0 as of the last day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2004.

(iii) Minimum Consolidated EBITDA. Dealer will have a Consolidated EBITDA of at least $6,500,000.00 during each fiscal year of Dealer.

(iv) Capital Expenditures and Capitalized Leases. Dealer will not, and it will not cause or permit any Subsidiary to, make any Capital Expenditure or enter into any Capitalized Lease if the sum of (A) the aggregate amount of all Capital Expenditure (including the Capital Expenditure in question) made by Dealer and all of its Subsidiaries on a combined basis during any fiscal year of Dealer plus (B) the aggregate amount of all Capitalized Lease Obligations incurred by Dealer and all of its Subsidiaries on a combined basis during such fiscal year of Dealer would exceed $2,000,000.00.

Definitions:

Attorneys’ Fees shall mean the reasonable fees (and costs, charges and expenses related thereto) of the attorneys (and all paralegals, accountants and other staff employed by such attorneys employed by CDF (including, without limitation, attorneys and paralegals who are employees of CDF or any affiliate of CDF) from time to time (a) in connection with the negotiation, preparation, execution, delivery, amendment, modification, extension, renewal, administration and /or enforcement of this Agreement and/or any other Transaction Document, (b) in connection with the preparation, negotiation or execution of any waiver or consent with respect to this Agreement and/or any other Transaction Document, (c) in connection with any default under this Agreement, (d) to represent CDF in any litigation, contest, dispute, suit or proceeding, or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding, or to file any petition, complaint answer, motion or other pleading or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by CDF, Dealer or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement, any other Transaction Document, Dealer, any other Obligor, any Subsidiary, any Collateral and/or any Third Party Collateral, (e) to protect, collect, lease, sell, take possession of or liquidate any Collateral and/or any Third Party Collateral, (f) to attempt to enforce any security interest in or other Lien upon any Collateral or any Third Party Collateral or to give any advice with respect to such enforcement and/or (g) to enforce any of the rights or remedies of CDF to collect any of the Dealer’s Obligations and/or any guarantor thereof.

Capital Expenditure shall mean any expenditure to purchase or otherwise acquire a fixed asset (other than a Capitalized Lease Obligation) which, in accordance with GAAP, is required to be capitalized on the balance sheet of the Person making the same.

Capitalized Lease shall mean any lease of Property, whether real and/or personal, by a Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

Capitalized Lease Obligations of any Person shall mean, as of the date of any determination thereof, the amount at which the aggregate rental obligations due and to become due under all Capitalized Leases under which such Person is lessee would be reflected as a liability on a balance sheet of such Person in accordance with GAAP.

Consolidated EBITDA shall mean, for the period in question, the sum of (a) Consolidated Net Income during such period plus (b) to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense during such period, plus (ii) all provisions for any Federal, state, local and/or foreign income taxes made by Dealer and its Subsidiaries during such period (whether paid or deferred), plus (iii) all depreciation and amortization expenses of Dealer and its Subsidiaries during such period, plus (iv) any extraordinary losses during such period plus (v) any losses from the sale or other disposition of property other than in the ordinary course of business during such period minus (c) to the extent added in determining such Consolidated Net Income, the sum of (i) any extraordinary gains during such period plus (ii) any gains from the sale or other disposition of Property other than in the ordinary course of business during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated EBITDAR shall mean, for the period in question, the sum of (a) Consolidated Net Income during such period plus (b) to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense during such period, plus (ii) all provisions for any Federal, state, local and/or foreign income taxes made by Dealer and its Subsidiaries during such period (whether paid or deferred), plus (iii) all depreciation and amortization expenses of Dealer and its Subsidiaries during such period, plus (iv) Consolidated Operating Lease Expense during such period, plus (v) any extraordinary losses during such period plus (vi) any losses from the sale or other disposition of Property other than in the ordinary course of business during such period minus (c) to the extent added in determining such Consolidated Net Income, the sum of (i) any extraordinary gains during such period plus (ii) any gains from the sale or other disposition of Property other than in the ordinary course of business during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Fixed Charge Coverage Ratio shall mean, for the period in question, the ratio of (a) the sum of (i) Consolidated EBITDAR during such period, minus (ii) cash tax payments and Distributions made by Dealer and its Subsidiaries during such period, minus (iii) cash dividends paid by Dealer and its Subsidiaries during such period, minus (iv) unfinanced Capital Expenditures made by Dealer and its Subsidiaries during such period, to (b) Consolidated Fixed Charges during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Fixed Charges shall mean, for the period in question, the sum of (a) the aggregate amount of all principal payments required to be made by Dealer and its Subsidiaries on all Debt during such period (including the principal portion of payments in respect of Capitalized Leases and Subordinated Indebtedness by excluding principal payments on the Revolving Credit Loans and principal payments made to GE Commercial Distribution Finance Corporation f/k/a Deutsche Financial Services Corporation), plus (b) Consolidated Interest Expense during such period, plus (c) Consolidated Operating Lease Expense during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Interest Expense shall mean, for the period in question, without duplication, all gross interest expense of Dealer and its Subsidiaries (including, without limitation, all commissions, discounts and/or related amortization and other fees and charges owed by Dealer and its Subsidiaries with respect to letters of credit, the net costs associated with interest swap obligations of Dealer and its Subsidiaries, capitalized interest expense, the interest portion of Capitalized Lease Obligations and the interest portion of any deferred payment obligation) during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Net Income shall mean the after-tax net Income (or loss) of Dealer and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP.

Consolidated Net Worth shall mean, as of the date of any determination thereof, the amount of the capital stock accounts (net of treasury stock, at cost) of Dealer and its Subsidiaries as of such date plus (or minus, in the case of a deficit) the surplus and retained earnings of Dealer and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Operating Lease Expense shall mean, for the period in question, the aggregate amount of all Operating Lease Expenses of Dealer and its Subsidiaries during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Tangible Net Worth shall mean, as of the date of any determination thereof, the sum of (a) Consolidated Net Worth as of such date minus (b) the book value of all Intangible Assets of Dealer and its Subsidiaries as of such date plus (c) Subordinated Indebtedness as of such date, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Total Liabilities shall mean, as of the date of any determination thereof, all liabilities of Dealer and its Subsidiaries s of such date, determined on a consolidated basis and in accordance with GAAP.

Dealer’s Obligations shall mean any and all present and future indebtedness (principal, interest, fees, collection costs and expenses, and other amounts), liabilities and obligations (including, without limitation, guaranty obligations, letter of credit reimbursement obligations and indemnity obligations) of Dealer to CDF evidenced by or arising under or in respect of this Agreement, any note, any other Transaction Document and/or any other agreement, document or instrument heretofore, now or hereafter executed and delivered by Dealer to CDF, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by CDF by assignment or otherwise, and any and all costs of collection and/or Attorneys’ Fees from time to time incurred in connection therewith.

Debt of any Person shall mean, as of the date of determination thereof, the sum of (a) all indebtedness of such Person for borrowed money or which as been incurred in connection with the purchase or other acquisition of Property (other than unsecured trade accounts payable incurred in the ordinary course of business) plus (b) all Capitalized Lease Obligations of such Person plus (c) the aggregate undrawn face amount of all letters of credit and/or surety bonds issued for the account and/or upon the application of such Person together with all unreimbursed drawings with respect thereto plus (d) all Guarantees by such Person of Debt of others.

Distribution in respect of any corporation or other entity shall mean: (a) dividends or other distributions (other than stock dividends and stock splits) on or in respect of any of the capital stock or other equity interests of such corporation or other entity; and (b) the redemption, repurchase or other acquisition of any capital stock or other equity interests of such corporation or other entity or of any warrants, rights or other options to purchase any such capital stock or other equity interests.

GAAP shall mean, at any time, generally accepted accounting principles at such time in the United States, as consistently applied by the Dealer in preparing its consolidated financial statements.

Guarantee by any Person shall mean any obligation (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), contingent or otherwise, of such Person guaranteeing, or in effect guaranteeing, any indebtedness, liability, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any Property constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase of payment of such indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation or (iv) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guarantee in respect of any indebtedness for borrowed money shall be deemed to be indebtedness equal to the then outstanding principal amount of such indebtedness for borrowed money which has been guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited. Guarantee when used as a verb shall have a correlative meaning.

Indebtedness shall mean, with respect to any Person, without duplication, all indebtedness, liabilities and obligations of such Person which in accordance with GAAP are required to be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the purchase or other acquisition of Property, (b) obligations secured by any Lien on, or payable out of the proceeds of or production from, any Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (c) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person, (d) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, CDF or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (e) Capitalized Lease Obligations of such Person, (f) the aggregate undrawn face amount of all letters of credit and/or surety bonds issued for the account of and/or upon the application of such Person together with all unreimbursed drawings with respect thereto and (g) indebtedness, liabilities and obligations of such Person under Guarantees.

Intangible Assets shall mean all patents, trademarks, service marks, copyrights, trade names, goodwill (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), unamortized debt discount and expense, unamortized deferred charges, deferred research and development costs, any write-up of asset value after the date of this Agreement, non-competition covenants, signing bonuses, deferred taxes, loans, advances and/or other amounts due from shareholders, directors, officers, managers and/or employees, intercompany accounts, investments in and receivables due from affiliates, deposits for insurance, utilities and the like and any other assets treated as intangible assets under GAAP other than prepaid expenses and other forms of prepaid assets.

Lien shall mean any interest in any Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any lease, consignment or bailment for security purposes and any Capitalized Lease. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

Obligor shall mean Dealer and each other Person who is or shall at any time hereafter become primarily or secondarily liable on any of the Dealer’s Obligations or who grants CDF a Lien upon any of the Property of such Person as security for any of the Dealer’s obligations and/or any Guarantee thereof.

Operating Lease shall mean any lease of Property, whether real and/or personal, by a Person as lessee which is not a Capitalized Lease.

Operating Lease Expenses shall mean with respect to any Person, for the period in question, the aggregate amount of rental and other expenses incurred by such Person in respect of Operating Leases during such period, all determined in accordance with GAAP.

Person shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, Dealer and each Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Revolving Credit Loan and Revolving Credit Loans shall have the respective meanings ascribed thereto in Section 2.01(a) of the Amended and Restated Loan Agreement dated July 31, 2002, between Dealer and U.S. Bank National Association, as amended or restated from time to time.

Subordinated Indebtedness shall mean, as of the date of any determination thereof, the aggregate principal amount of all Indebtedness of Dealer outstanding as of such date which is subordinated in writing (either by its terms or pursuant to a subordination agreement) to the payment and priority of all of the Dealer’s Obligations in form and substance satisfactory to CDF.

Subsidiary shall mean any corporation or other entity of which more than Fifty Percent (50%) of the issued and outstanding capital stock or other equity interests entitled to vote for the election of directors, managers or other persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by Dealer or any Subsidiary.

Third Party Collateral shall mean any Property of any Obligor other than Dealer which now or at any time hereafter secure the payment or performance of any of the Dealer’s Obligations and/or any Guarantee thereof.

Transaction Documents shall mean this Agreement and any and all other agreements, documents and instruments heretofore, now or hereafter delivered to CDF with respect to or in connection with or pursuant to this Agreement, any loans made hereunder, any of the Dealer’s Obligations, and executed by or on behalf of Dealer and/or any other Obligor, including, without limitation, any agreement, document or instrument heretofore, now or hereafter executed by Dealer with or in favor of CDF providing for any interest rate swap, interest rate cap or other interest rate hedge, all as the same may from time to time be amended, modified, extended, renewed or restated.”

4. Amendment/Notices. Paragraph 21 of the Agreement is deleted and amended to read in its entirety as follows:

“21. Notices. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to Dealer at Dealer’s principal place of business specified above; and (b) to CDF at 5595 Trillium Boulevard, Hoffman Estates, Illinois 60192, Attention: Chief Credit Officer, or such other address as the parties may hereafter specify in writing.”

5. No Other Modifications. Except as expressly modified or amended herein, all other terms and provisions of the Agreement shall remain unmodified and in full force and effect and the Agreement, as hereby amended, is ratified and confirmed by CDF and Dealer.

6. Capitalized Terms. Except as otherwise defined herein, all capitalized terms will have the same meanings set forth in the Agreement. All references in the Agreement to “Deutsche Financial Services Corporation” or “DFS” shall mean CDF.

IN WITNESS WHEREOF, CDF and Dealer have executed this Amendment as of the 22nd day of February, 2005.

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ Tim Wass
Print Name:	Tim Wass
Title:	Director of Underwriting

FEATHERLITE, INC.

By:	/s/ C Clement
Print Name:	Conrad D. Clement
Title:	President and CEO